Exhibit 99.1

AVITA Medical Limited

Implementation of the scheme of arrangement to redomicile from Australia to the United States of America

Valencia, Calif., USA, and Melbourne, Australia, 29 June 2020: AVITA Medical Limited ACN 058 466 523 (Company) is pleased to announce that the scheme of arrangement to effect the redomiciliation of the Company and its subsidiaries (Avita Group) from Australia to the United States of America (Scheme) has today been implemented. As previously announced, the Scheme was approved by the Company’s shareholders at the Scheme meeting held via live webcast on 15 June 2020 and approved by the Federal Court of Australia on 22 June 2020.

In accordance with the Scheme, all ordinary shares in the Company have today been transferred to AVITA Therapeutics, Inc. (Avita US), a company incorporated in the State of Delaware in the United States of America. Avita US is now the sole shareholder in the Company and the ultimate parent company of the Avita Group.

As contemplated by the Scheme, the Scheme consideration was today issued to eligible shareholders of the Company in the form of:

•

Avita US CHESS Depositary Interests (CDIs), which commenced trading on a deferred settlement basis on ASX on 24 June 2020 and will commence trading on a normal settlement basis on 30 June 2020 (under the Company’s existing ticker code, “AVH”); or

•

shares of common stock in Avita US, trading in respect of which is currently anticipated to commence on the NASDAQ Stock Market LLC (NASDAQ) on 1 July 2020 (under the Company’s existing ticker code, “RCEL”).

In relation to Avita US CDIs issued under the Scheme, holding statements (to issuer sponsored holders) and confirmation advices (to CHESS holders) will be despatched to eligible shareholders on 30 June 2020.

Avita US, as the successor to the Company, will be subject to the reporting requirements of the U.S. Securities and Exchange Commission (SEC) and applicable corporate governance rules of NASDAQ in addition to the ASX Listing Rules.

Further Information

Further details in relation to the Scheme and its implementation (including Scheme consideration) are set out in the Scheme Booklet dated 11 May 2020. A copy of the Scheme Booklet was attached to the Company’s ASX announcement of 12 May 2020, and is also available on the Company’s website (https://www.avitamedical.com/).

Authorised for release by the Chief Financial Officer of AVITA Medical Limited.

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ABOUT AVITA MEDICAL LIMITED

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns in patients 18 years and older. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 8,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the

INSTRUCTIONS FOR USE—RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This announcement includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this announcement include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward- looking statement contained in this announcement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this announcement. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this announcement speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

FOR FURTHER INFORMATION:

U.S. Media

Sam Brown, Inc.

Christy Curran

Phone +1 615 414 8668

christycurran@sambrown.com

O.U.S Media

Monsoon Communications

Rudi Michelson

Phone +61 (0)3 9620 3333

Mobile +61 (0)411 402 737

rudim@monsoon.com.au

Investors:

Westwicke Partners

Caroline Corner

Phone +1 415 202 5678

caroline.corner@westwicke.com

AVITA Medical Ltd

David McIntyre

Chief Financial Officer

Phone +1 661 367 9178

dmcintyre@avitamedical.com

PR20200629